Exhibit 10.20

FIRST AMENDMENT

to

LEASE BETWEEN

EMERY STATION ASSOCIATES II, LLC (LANDLORD)

And

KINEMED, INC. (TENANT)

EMERYSTATION NORTH PROJECT

Emeryville, California

That certain Lease dated May 5, 2002 by and between Emery Station Associates II, LLC, as Landlord, and KineMed, Inc., as Tenant, is hereby amended as follows:

1)	The Premises currently measure 5,050 rentable square feet. Pursuant to the terms herein, that space shall be expanded to include the additional space on the fourth floor more specifically depicted on Exhibit A attached hereto. This new space, hereinafter referred to as the “Expansion Space”, measures 4,935 rentable square feet. The original space of 5,050 rentable square feet and the Expansion Space of 4,935 rentable square feet, together measuring 9,985 rentable square feet, shall be considered “the Premises” for purposes of the Lease, as amended.

2)	The Term of the Lease for the entirety of the Premises shall be extended such that the new expiry shall be a full five (5) years following the Expansion Space Substantial Completion Date, as defined below (subject to Tenant Delay). For example, if the Expansion Space Substantial Completion Date occurs 9/1/03, the Lease Term shall be extended so that its new maturity will be 8/31/08.

3)	Monthly Triple Net Base Rent applicable to the Expansion Premises shall be as follows:

Months 1 – 12 $15,347.85 ($3.11/rentable sq.ft./month * 4,935 rentable sq.ft.)

Month 1 commences upon Substantial Completion (as defined in the base lease) of the Expansion Space tenant improvements (the “Expansion Space Substantial Completion Date”), subject to Tenant Delay.

At the beginning of Lease Month 13 for the Expansion Space, and annually thereafter, this Monthly Triple Net Base Rent applicable to the Expansion Space shall be increased by the rate of change in the local CPI since the Expansion Space Substantial Completion Date (“CPI” being more fully defined in Exhibit B hereto). As an example, if the net change in the CPI from the Expansion Space Substantial Completion Date to the end of Lease Year I was 3%, the Triple Net Base Rent applicable to Lease Year 2 for the Expansion Space would be $3.203/rentable sq.ft./month. If, however, the change in the CPI for Lease Year 2 was negative (for example, the net change in the CPI from the Expansion Space Substantial Completion Date until the end of Lease Year 2 was only 2% where it had been 3% at the end of Lease Year 1), the Triple Net Base Rent applicable to Lease Year 3 would be only $3.172/sq.ft./month, which is less than the $3.203/sq.ft./month rate that would have been applicable to Lease Year 2. Notwithstanding the forgoing, in no event shall Monthly Triple Net Base Rent be lowered below the starting rate of $3.11/rentable sq.ft./month. For example, if the change in the CPI from the Expansion Space Substantial Completion Space until the end of Lease Year I was a negative 2%, the Triple Net Base Rent applicable to Lease Year 2 would not be reduced but would remain $3.11/sq.ft./month.

Notwithstanding the forgoing, Tenant shall only have to pay 50% of the Monthly Triple Net Base Rent on the Expansion Space during the first 3 months of the term thereof.

Because the Term of the original space leased is being extended pursuant to Section II hereof, the Monthly Triple Net Base Rent applicable to that extended term portion on the original space shall bear rent for that extension period at the greater of: a) $3.30/rentable sq. ft/month (equal to the prior year’s rent amount of $3.25 plus an additional $0.05 rent bump which is commensurate with increases from prior years on the original space), and b) the Monthly Triple Net Base Rental Rate per sq. ft then applicable to the Expansion Space.

4)	Tenant Improvements to the Expansion Space will be made pursuant to the terms of the original Lease Workletter. Landlord shall design and build out the improvements using its own architects and contractors. Landlord and Tenant acknowledge that it is their mutual intent to design the improvements such that they are delivered by Landlord to Tenant turn-key, yet still achievable within Landlord’s budget of no more than $570,000 for all hard and soft costs. This program is preliminarily outlined on Exhibit C attached hereto (the “Preliminary Space Plan”). Landlord and Tenant agree to work diligently to review and revise this Preliminary Space Plan within 10 business days of the mutual execution hereof to meet Tenant’s program in a cost-effective manner and to respond to code-requirements, to a degree sufficient for Landlord to reasonably estimate the cost thereof, so that Landlord is able to evaluate the cost of the proposed improvements versus its budget, as more fully discussed below.

5)	Tenant understands that another tenant has certain rights to lease the Expansion Space and Landlord requires some time to “put” the opportunity to that tenant to determine the space’s true availability for Tenant. Additionally, Landlord requires some time to more fully design with Tenant and price out the proposed tenant improvements to determine Landlord’s ability to turn-key those improvements. In the event that, within 30 days of the mutual execution hereof, Landlord determines that it cannot reasonably accomplish Tenant’s desired tenant improvement program in the Expansion Space within its budget, or that the tenant who holds rights to the space invokes them such that the Expansion Space is not available to Tenant, Landlord shall have the right to terminate this Lease Amendment upon notice in writing to Tenant. If such termination results from Landlord’s inability to turn-key the space within its budget, Tenant shall have the right, within 2 weeks after receiving the termination notice from the Landlord, to prevent such termination either by assisting in redesign of the improvements such that they meet the budget, contributing Tenant’s own funds to cover the budget shortfall, or a combination thereof.

6)	Landlord and Tenant acknowledge that the expansion referenced in this Lease Amendment constitutes the minimum 50% expansion discussed in Section 2.6 of the base Lease and, as a result, agree now to strike that Section from the Lease.

7)	In consideration for entering into the Lease Amendment, Tenant shall be given a one-time Right of First Refusal on up to approximately 8,000 square feet of the additional “spec” lab and office space Landlord presently intends to construct on the south side of the project’s Fifth Floor. Landlord’s current plans are such that the spec space being built constitutes slightly over 12,000 square feet of space, divisible into as many as three pieces of slightly more than 4,000 square feet each.

Upon receipt of a written offer from a prospective tenant (or a counter offer to be made by Landlord to such a prospective tenant) upon terms and conditions which Landlord is prepared to accept without material alteration (collectively “the Proposal”) to lease any or all of the spec lab space to which this Right of First Refusal is applicable, Landlord shall notify Tenant of the primary terms of the Proposal and Tenant shall have seven (7) business days within which to provide Landlord written notice of its commitment to lease said space upon the terms outlined in the Proposal. In the event the Proposal relates to space containing 8,000 square feet or more, Tenant shall have the right to accept the Proposal terms as they relate to the entire space or to only approximately 4,000 square feet, as such is designed in the “spec” plan to be divisible from the larger suite. To the extent Failure by Tenant to provide such written notice to Landlord shall be construed as its rejection of the offer to lease said space. Upon any written notice by Tenant of its intent to proceed to lease the space upon the Proposal terms, Landlord will prepare an amendment of the Lease incorporating the Proposal terms and submit same to Tenant for its prompt signature. This Right of First Refusal is a one-time right, is personal to Tenant, and may not be transferred or assigned in conjunction with an assignment or sublease except to an Affiliate of Tenant. Further, this Right of First Offer shall be null and void if, upon notice of the space’s availability by Landlord, Tenant is in default under its Lease, as amended.

8)	The Security Deposit shall be increased by $23,021.78 to a total amount of $104,326.78 (the increase meant to represent approximately 1 1/2 month’s rent on the Expansion Premises at the rental rate per square foot applicable to Tenant’s second year in occupancy).

9)	The amount of unreserved parking spaces available to Tenant under the lease, after addition of the Expansion Space to the Premises, shall be increased by fifteen (15) spaces to a total of thirty (30) spaces. One (1) of those spaces shall be a “premium” parking space in the EmeryStation North building garage. Rates and terms for parking shall be as described in Section 2.5 of the base lease.

10)	Paragraph 8 of Exhibit D of the existing Lease shall not apply to small rodents that may be used in conjunction with Tenant’ research.

11)	Tenant hereby represents to Landlord that it has been represented by broker Jonathan Tomasco of Cornish & Carey in this transaction.

12)	Except for those terms outlined above, all other terms and conditions of the base Lease and WorkLetter shall apply.

In witness hereof, the parties have executed this First Amendment as of the date noted below.

TENANT:	LANDLORD:

KineMed, Inc., a Delaware Corporation,	Emery Station Associates II LLC, a
California Limited Liability Company

By:	/s/ James E. Burden	By:	/s/ Richard K. Robbins

Print Name:	James E. Burden	Print Name:	Richard K. Robbins

Its:	Chief Operations Officer	Its:	Managing Member

Dated: June 20, 2003	Dated: June 27, 2003

EXHIBIT A: EXPANSION SPACE

09/26/2002 17:27 415-512-7796 GLP PAGE 05/07

WAREHAM DEVELOPMENT GROUP
G L P
SEP 02
EMERYSTATION NORTH
FOURTH FLOOR PLAN
A-4
EXPANSION SPACE
AVAILABLE (SHELL)
THEIS PHARMACEUTICALS
EXPIRED

EXHIBIT B: DEFINITION OF “CPI”

As used herein, the term “CPI” shall mean the Consumer Price Index for All Urban Consumers (1982 - 1984 = 100), San Francisco-Oakland-San Jose, CA - All Items published by the United States Department of Labor, Bureau of Labor Statistics (the “Bureau”). In the event that (A) the Bureau ceases to use the 1982-84, average of 100 as the basis of calculation and the Bureau does not recalculate the then applicable CPI number for all years including 1982-84, or (B) Landlord and Tenant mutually agree in writing that the CPI does not accurately reflect the purchasing power of the-dollar, or (C) the CPI shall be discontinued for any reason, then the parties shall thereafter accept and use such other CPI or comparable statistics on the cost of living for the United States as shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority selected by Landlord and Tenant. In the event of the use of comparable statistics of the CPI as above mentioned, there shall be made in the method of computation provided for, such revisions as the circumstances may require to carry out the intent of the parties as set forth herein.

EXHIBIT C: PRELIMINARY SPACE PLAN

PAGE 02/02

STAIR #2
404
RESEARCH LAB
STORAGE ALCOVE
CAGE WASH
PROCED. ROOM
LAB
ANIMAL HOLDING 2
ANIMAL HOLDING 1
MTG. RM.
OFFICE
OFFICE
PHLB. RM.
OFFICE

KINEMED EXPANSION – EMERYSTATION NORTH 4TH FLOOR
3/32" = 1'-0"
16 JUNE 03
GL PARTNERS